                                                                 EXHIBIT 11




                                       STROUDS, INC.
                             COMPUTATION OF PER SHARE EARNINGS


                                                    FISCAL YEAR ENDED
                              ------------------------------------------------------------
                               March 1,    March 2,  February 25, February 26, February 27,
                                 1997        1996        1995         1994         1993
(in thousands, except         ----------  ----------  ----------   ----------   ----------
   per share data)
----------------------------
Weighted average number of
   common shares outstanding      8,521       8,409       5,878        4,324        4,300

Common Stock equivalents:
Shares applicable to Warrants
   based on average market
   for period                        --         213         213        1,025          473
Shares applicable to Stock
   Options based on average
   market for period                 --          --         266          254          274
                              ----------  ----------  ----------   ----------   ----------
Weighted average number of
   common and common
   equivalent shares
   outstanding, assuming
   full dilution                  8,521       8,622       6,357        5,603        5,047
                              ==========  ==========  ==========   ==========   ==========



Net income (loss)             $ (21,968)  $   2,570   $   3,019    $   2,018    $   1,852
Preferred stock dividends
   declared and paid                 --          --         (53)         (80)         (80)
                              ----------  ----------  ----------   ----------   ----------
Net income (loss) available
   to Common Stock            $ (21,968)  $   2,570    $  2,966    $   1,938    $   1,772
                              ==========  ==========  ==========   ==========   ==========



Net income (loss) per common
   and common equivalent
   shares                       $ (2.58)    $  0.30     $  0.47      $  0.35      $  0.35
                                ========    ========    ========     ========     ========


Fully diluted net income (loss) per share is not presented since the amounts do not differ significantly from the primary net income per share presented.